SECOND AMENDMENT

TO

GENERAL AGENT SALES AGREEMENT

SECOND AMENDMENT TO GENERAL AGENT SALES AGREEMENT dated as of January 1, 2004 by and between THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES (“Equitable”), a New York stock life insurance company, having offices at 1290 Avenue of the Americas, New York, New York 10104, and AXA NETWORK, LLC, a Delaware limited liability company having offices at 4251 Crums Mill Road, Harrisburg, Pennsylvania 17112 and the AXA Network subsidiaries executing this Agreement below (collectively, the “General Agent”).

Equitable and the General Agent hereby modify and amend the General Agent Sales Agreement dated as of January 1, 2000 between them, as previously amended (the “Sales Agreement”) to include Equitable Incentive Life COLI ’04 (Policy Form Number 03-400 or State Variation) as one of the Products which the General Agent is authorized to distribute pursuant to the Agreement and to establish the compensation due and payable by Equitable to the General Agent in connection with the sale and servicing of COLI ’04 as more particularly set forth in the Amended and Restated Schedules 1 of Exhibit A attached hereto and made a part hereof.

Except as modified and amended hereby, the Sales Agreement is in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to General Agent Sales Agreement to be duly executed and delivered as of the day and year first above written.

THE EQUITABLE LIFE ASSURANCE			AXA NETWORK, LLC
SOCIETY OF THE UNITED STATES			AXA NETWORK OF ALABAMA, LLC
AXA NETWORK OF CONNECTICUT,
By:	/s/ Stanley B. Tulin		MAINE AND NEW YORK, LLC
	Stanley B. Tulin		AXA NETWORK INSURANCE
	Vice Chairman and		AGENCY OF MASSACHUSETTS, LLC
	Chief Financial Officer		AXA NETWORK OF PUERTO RICO, INC.
AXA NETWORK INSURANCE AGENCY
OF TEXAS, INC.

		By:	/s/ Robert S. Jones
Robert S. Jones
President – Retail Division

EXHIBIT A

AMENDED AND RESTATED SCHEDULE 1

EFFECTIVE AS OF JANUARY 1, 2004

General Agent Compensation for Life Insurance Sales and Servicing

This Amended and Restated Schedule 1 of Exhibit A is effective as of January 1, 2004 and is attached to and made part of the General Agent Sales Agreement dated January 1, 2000 by and between The Equitable Life Assurance Society of the United States and AXA Network, LLC.

Compensation to the General Agent in connection with the sale and servicing of life insurance policies will be calculated on a policy by policy basis. Compensation paid hereunder will be allocated to commissions and expense allowances as the parties may from time to time agree consistent with the provisions of Section 4228 of the New York State Insurance Law. Total compensation to the General Agent in respect of the sale and servicing of each life insurance policy will be a percentage of the premiums received by Equitable in respect of such policy as more particularly set forth in the following tables:

Commissions on Variable Life Insurance Products other than COLI ’04

Type of Premium	Percentage
First Policy Year

Qualifying First Year Premiums up to Target	99.0%
Excess Premiums	8.5%

Renewals	11.0%

Commissions on COLI ’04

Type of Premium	Percentage
First Policy Year

Qualifying First Year Premiums up to Target	50.0%
Excess Premiums	10%

Renewals	11.0%

EXHIBIT A

AMENDED AND RESTATED SCHEDULE 1

EFFECTIVE AS OF JANUARY 1, 2004

(Continued)

Commissions on Non-Variable Life Insurance Products

Type of Premium	Percentage
First Policy Year

Scheduled Premiums	99.0%
Qualifying First Year Premiums up to Target	99.0%
Excess Premiums	8.5%

Renewal Years	8.0%